Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Patina Oil & Gas Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-52460 and 333-37790) on Form S-8 and the registration statement (No. 333-110708) on Form S-3 of Patina Oil & Gas Corporation of our report dated February 21, 2003, with respect to the consolidated balance sheet of Cordillera Energy Partners, LLC as of December 31, 2002, and the related consolidated statements of operations, members’ equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Patina Oil & Gas Corporation dated December 12, 2003.

/s/	KPMG LLP

Denver,	Colorado
December	12, 2003